Exhibit 10(dd)

L/S 26TH STREET SOUTH, LP
c/o Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355

January 14, 2011

Tasty Baking Company
Navy Yard Corporate Center
3 Crescent Drive, Suite 200
Philadelphia, PA 19112
Attn:       Mr. Charles P. Pizzi
                President & CEO

RE:
Industrial Lease Agreement dated as of  May 8, 2007 (as amended and as may be further amended, supplemented or restated from time to time, the “Lease Agreement”), by and among L/S 26th Street South, LP (the “Landlord”) and Tasty Baking Company (“Tasty”); Improvement Agreement dated May 8, 2007 (as amended and as may be further amended, supplemented or restated from time to time, the “Improvements Agreement”) by and among Landlord and Tasty.1

Dear Mr. Pizzi:

You have advised that Tasty will be entering into certain amendments to the Credit Agreement dated September 6, 2007 (as amended from time to time, the “Senior Credit Agreement”) by and among Tasty, the direct and indirect subsidiaries of Tasty from time to time parties to the Senior Credit Agreement, Citizens Bank of Pennsylvania, as Administrative Agent and Collateral Agent (in such capacities, collectively, the “Senior Agent”), and Citizens Bank of Pennsylvania as Swing Line Lender and L/C Issuer, and each of the Lenders from time to time party to the Senior Credit Agreement (the “Senior Lenders”).

You have also requested certain waivers and accommodations regarding existing defaults on the part of Tasty under the Lease Agreement and the Improvements Agreement.

In consideration of the mutual agreements set forth in this letter agreement, and intending to be legally bound hereby, Tasty and Landlord agree as follows:

1.  Tasty acknowledges and agrees that (a) the Lease Agreement and the Improvements Agreements are in full force and effect in accordance with their respective terms, and that Tasty does not have any claims, defenses or counterclaims against Landlord thereunder, (b) that Tasty is in default in the payment of certain sums under Lease Agreement and the Improvements

_________________

1	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease Agreement.

January 14, 2011

Agreements as set forth on Schedule 1 attached to this letter agreement (the “Current Payment Defaults”); and (c) that notwithstanding the terms of the Lease Agreement and the Improvements Agreements, Tasty waives any notice or right to cure the Current Payment Defaults, and agrees that, but for this letter agreement, the Current Payment Defaults constitute Events of Default under the Lease Agreement and the Improvements Agreements (as appropriate).  Tasty represents and warrants to Landlord that as of the date hereof Tasty is not in default in the performance or payment of any obligations of Tasty under the Lease Agreement or the Improvements Agreements other than the Current Payment Defaults.

2.  Landlord hereby waives each Specified Event of Default (as defined below), but only to the extent such Specified Event of Default exists up to and including the end of the Waiver Period.  As used herein, the term “Specified Event of Default” shall mean (i) the Current Payment Defaults,  (ii) any and all future failures of Tasty during the Waiver Period to pay any sums other than Operating Expenses due under the Lease Agreement, and (iii) any and all future failures of Tasty during the Waiver Period to pay any Monthly Payment Amount under the Improvements Agreement.  The term “Waiver Period” shall mean the period from the effective date of this letter agreement until the earlier of June 30, 2011, or the termination of the Waiver Period as described in paragraph 7 below.  For the sake of clarity, to the extent any Specified Event of Default or any other Event of Default continues to exist or first arises after end of the Waiver Period, such default shall constitute an Event of Default under the Lease Agreement without the need for further notice to Tasty or any other person, and Landlord shall then be entitled to all rights and remedies under the Lease and/or the Improvements Agreement (as appropriate) with respect thereto.

3.  The Lease Agreement is hereby amended to provide that any payments under the Lease Agreement, whether such payments are for Minimum Annual Rent, taxes, fees or otherwise, but specifically excluding Operating Expenses, which may be or are required to be made to Landlord under the Lease Agreement during the Waiver Period shall not be paid to Landlord until after the end of the Waiver Period.  To the extent any such payments are (but for this letter agreement)  payable during the Waiver Period, they shall be due and payable immediately upon the termination of the Waiver Period.

4.  The Improvements Agreement is hereby amended to provide that any payments under the Improvements Agreement, whether such payments are for fees or otherwise, which may be or are required to be made to Landlord under the Improvements Agreement during the Waiver Period shall not be paid to Landlord until after the end of the Waiver Period. To the extent any such payments are (but for this letter agreement)  payable during the Waiver Period, they shall be due and payable immediately upon the termination of the Waiver Period.

5.  Landlord and Tasty further agree, for the benefit of the Senior Lenders, that through and including the end of the Waiver Period, they will not further amend, supplement or modify the Lease Agreement or the Improvements Agreement without the express written consent of the Senior Agent.

January 14, 2011

6.  Notwithstanding the foregoing, this letter agreement: (a) shall not apply to the obligation of Tasty to pay Operating Expenses under the Lease Agreement;  and (b) shall not prohibit or restrict Landlord from exercising its self-help cure rights under the Lease Agreement upon the occurrence of  a non-monetary breach of the Lease which adversely impacts the Premises.

7.  Notwithstanding anything contained herein, the Waiver Period shall terminate upon the occurrence of any of the following:  (a)  the assertion of any claim by Tasty against Landlord or Landlord’s affiliates relating to the Lease or the Improvements Agreement;  (b) any actual or threatened revocation, expiration, withdrawal, repudiation or impairment of the Letter of Credit, or any notification by the issuer thereof to Landlord that the Letter of Credit will not be extended; (c) Tasty is the subject of any petition, voluntary or involuntary, or order for relief under title 11 of the U.S. Code, as amended, or files or is the subject of any petition, order, judgment or decree seeking, or relating to, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors; (d) any exercise or attempted exercise by the Senior Lenders, of any remedies against Tasty under the Senior Credit Agreement or the documents and security instruments further evidencing and/or securing the loans evidenced therein, or by RBS Asset Finance, Inc. under its equipment financing arrangements with Tasty; (e) the payment by Tasty of any principal outstanding under the Senior Credit Agreement, other than (1) payments related to the Swing Line Loan to the extent the Total Outstandings of Working Capital Revolver Loans, Swing Line Loans and L/C Obligations, would otherwise exceed the Aggregate Commitment for Working Capital Loans for all Senior Lenders, and (2) payments of principal under the Working Capital Revolver Loans, Swing Line Loans and/or L/C Obligations, so long as such payments of principal do not reduce the aggregate principal balance of such components of the Senior Loan to a sum lower than the aggregate outstanding balance thereof as of the date of this letter agreement (each of the preceding capitalized terms shall have the respective meaning set forth for such capitalized term in the Senior Credit Agreement); (f) any exercise or attempted exercise of remedies against Tasty by PIDC Local Development Corporation or the Commonwealth of Pennsylvania acting by and through the Department of Community and Economic Development, Machinery and Equipment Loan Fund under the loans payable by Tasty to those entities, or the payment of any principal under such loans;  (g) the Closing of a Sale (as defined in the Seventh Amendment to the Senior Credit Agreement);  or (h) the execution by Tasty of an agreement to sell all or substantially all of its assets unless the purchaser of such assets agrees to assume the obligations of Tasty under the Lease Agreement and the Improvements Agreement.

8.  Tasty shall keep Landlord informed of all developments relating to Tasty’s efforts to find a purchaser, merger candidate or major investor, and shall provide to Landlord such information as Landlord may reasonably request with respect thereto.  Without limiting the generality of the foregoing, Tasty shall deliver to Landlord written status reports, in form and substance identical to those delivered to the Senior Lenders and simultaneously with the delivery thereof to the Senior Lenders, regarding the Sale Process, interested parties, prospective purchasers, status of due diligence and projected timeline to a closing on a Sale, and, on a weekly basis during the Waiver Period, shall meet either in person or telephonically with Landlord to discuss the Sale

January 14, 2011

Process.  In addition to representatives of Janney, Borrowers’ Chief Financial Officer and, to the extent one exists, Chief Restructuring Officer (or if either is not available, a designee with comparable knowledge) shall participate in each such weekly meeting (each of the preceding capitalized terms shall have the respective meaning set forth for such capitalized term in the Senior Credit Agreement). Tasty shall furnish to Landlord, simultaneously with Tasty’s delivery thereof to the Senior Lenders, copies of all financial reports and financial information provided to the Senior Lenders during the Waiver Period. This paragraph shall be deemed to be an amendment to the Lease Agreement, and Tasty’s failure to perform its obligation under this paragraph shall constitute an Event of Default thereunder.

9.  Upon the end of the Waiver Period, Tasty shall reimburse Landlord for all of Landlord’s out-of-pocket costs and expenses, including legal fees and costs, incurred in connection with this letter agreement, the letter agreement dated December 31, 2010, and any further consultation by Landlord or negotiations between the parties during the Waiver Period.  This paragraph shall be deemed to be an amendment to the Lease Agreement, and Tasty’s failure to perform its obligation under this paragraph shall constitute an Event of Default thereunder.

10.  This letter agreement totally supersedes the letter dated December 31, 2010, from Landlord to Tasty, which letter shall henceforth be null and void.

11.  This letter agreement shall be effective when: (a) this letter agreement has been executed by both Landlord and Tasty, and (b)  Tasty has delivered to Landlord a copy of an amendment or waiver of the Senior Credit Agreement executed on behalf of the Senior Lenders whereby the defaults by Tasty under the Senior Loan are waived for a period equivalent to the Waiver Period herein, and otherwise reasonably acceptable to Landlord.

12.  The parties acknowledge and agree that Landlord has not agreed to any waivers or modifications of the Lease Agreement or the Improvements Agreements except as expressly set forth herein, and shall have no duty to agree to or to discuss or negotiate any further modifications or waivers.  No future discussions or negotiations with respect to any such waivers or modifications shall be binding upon Landlord until reduced to writing and signed by Landlord, and until that time may be terminated by Landlord for any reason or nor reason. The parties specifically acknowledge that Landlord has not agreed to waive any defaults by Tasty under the Lease Agreement or the Improvements Agreement other than the Specified Events of Default.

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Sincerely,

L/S 26TH STREET SOUTH, LP

By:	L/S 26th Street South, LLC its General
Partner

	By:	Liberty Property/Synterra Limited
Partnership, its sole member

		By:	Liberty Property Philadelphia
Navy Yard Limited Partnership, its
general partner

			By:	Liberty Property Philadelphia
Navy Yard Corporation, its
general partner

By: ___________________________________________
Name: _________________________________________
Title: __________________________________________

AGREED TO:

TASTY BAKING COMPANY

By: ______________________________
Name: ____________________________
Title: _____________________________

Schedule 1

List of Current Payment Defaults

Default in the payment of $291,659.58  for Monthly Rent under the Lease Agreement for December 2010

Default in the payment of $291,659.58  for Monthly Rent under the Lease Agreement for January 2011

Default in the payment of $101,695.00  for Monthly Payment Amount under the Improvements Agreement for December 2010

Default in the payment of $101,695.00  for Monthly Payment Amount under the Improvements Agreement for January 2011

Default in the payment of past due Operating expenses of $1,216.66 for October 2010

Default in the payment of late fees assessed in 2010 in the amount of $2,225.61

Failure of  Tasty under the Lease Agreement to repay Landlord the sum of $1,607,816.64 for change orders relating to tenant fit-out work